Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2020, relating to the financial statements of Bright Horizons Family Solutions Inc., and the effectiveness of Bright Horizons Family Solutions Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bright Horizons Family Solutions Inc. for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 18, 2020